Exhibit 10.3

AMENDMENT TO THE
DENNY’S CORPORATION 2008 OMNIBUS INCENTIVE PLAN

THIS AMENDMENT (this “Amendment”) to the Denny’s Corporation 2008 Omnibus Incentive Plan (the “Plan”) was adopted as of November 11, 2008, by the Compensation and Incentives Committee of the Board of Directors of Denny’s Corporation (the “Company”).

1.  The Plan is hereby amended by deleting from Section 4.3(e) the following words:

“and accelerations or waivers thereof,”

2.  The Plan is hereby amended by deleting Section 4.3(f) in its entirety and replacing it with the following:

“(f)           [Omitted]”

3.  The Plan is hereby amended by deleting Section 5.5 in its entirety and replacing it with the following:

“5.5     MINIMUM VESTING REQUIREMENTS.  Full-Value Awards granted under the Plan to an employee, officer or consultant shall either (i) be subject to a minimum vesting period of three years (which may include graduated vesting within such three-year period), or one year if the vesting is based on performance criteria other than continued service, or (ii) be granted solely in exchange for foregone cash compensation. Notwithstanding the foregoing, the Committee may at its discretion permit and authorize acceleration of vesting of such Full Value Awards (i) in the event of the Participant’s death, Disability, or Retirement, or the occurrence of a Change in Control, or (ii) with respect to Awards that do not exceed 10% of the aggregate number of Shares reserved and available for issuance under the Plan pursuant to Section 5.1, for (1) substitute Awards granted in connection with a merger or consolidation, (2) Awards granted as an inducement to join the Company as a new employee to replace awards from a former employer, (3) Stock or Other Stock-Based Awards granted pursuant to Article 13 purely as a “bonus” and not subject to any restrictions or conditions, and (4) Awards for which the Compensation Committee has discretion to accelerate the lapse of restrictions upon the termination of service of the Participant for any reason (other than death, Disability or Retirement) pursuant to Section 14.9.”

4.  The Plan is hereby amended by deleting from the first sentence of Section 13.1 the words “without limitation” and replacing them with “, subject to Section 5.5,”

5.  The Plan is hereby amended by deleting Section 14.9 in its entirety and replacing it with the following:

“14.9     ACCELERATION FOR OTHER REASONS.  Regardless of whether an event has occurred as described in Section 14.7 or 14.8 above, and subject to Section 5.5 as to Full-Value Awards and Section 14.11 as to Qualified Performance-Based Awards, the Committee may in its sole discretion at any time determine that, upon the termination of service of a Participant for any reason, or the occurrence of a Change in Control, all or a portion of a Participant's Options, SARs, and other Awards in the nature of rights that may be exercised shall become fully or partially exercisable, that all or a part of the restrictions on all or a portion of the outstanding Awards shall lapse, and/or that any performance-based criteria with respect to any Awards shall be deemed to be wholly or partially satisfied, in each case, as of such date as the Committee may, in its sole discretion, declare.  The Committee may discriminate among Participants and among Awards granted to a Participant in exercising its discretion pursuant to this Section 14.9.”

6.  Except as expressly amended hereby, the terms of the Plan, as previously amended, shall be and remain unchanged and the Plan as amended hereby shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by a duly authorized as of the day and year first above written.

DENNY’S CORPORATION

By: /s/ Jill Van Pelt
Jill Van Pelt

Its: Vice President, Human Resources